Exhibit 5.2

March 1, 2012

Arch Coal, Inc.

One CityPlace Drive

Suite 300

St. Louis, Missouri 63141

Ladies and Gentlemen:

We have acted as special Kentucky counsel to Coal-Mac, Inc., a Kentucky corporation (“Coal-Mac”); as special Virginia counsel to White Wolf Energy, Inc., a Virginia corporation (“White Wolf”); and as special West Virginia counsel to the following entities: Bronco Mining Company, Inc., a West Virginia corporation (“Bronco”), Hawthorne Coal Company, Inc., a West Virginia corporation (“Hawthorne”), Juliana Mining Company, Inc., a West Virginia corporation (“Juliana”), King Knob Coal Co., Inc., a West Virginia corporation (“King Knob”), Melrose Coal Company, Inc., a West Virginia corporation (“Melrose”), Mountain Gem Land, Inc., a West Virginia corporation (“Mountain Gem”), Patriot Mining Company, Inc., a West Virginia corporation (“Patriot”), Vindex Energy Corporation, a West Virginia corporation (“Vindex”) and Wolf Run Mining Company, a West Virginia corporation (“Wolf Run” and together with Bronco, Coal-Mac, Hawthorne, Juliana, King Knob, Melrose, Mountain Gem, Patriot, Vindex and White Wolf, the “Designated Subsidiary Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Arch Coal, Inc., a Delaware corporation (the “Company”), and the subsidiary guarantors named therein (the “Subsidiary Guarantors”), including the Designated Subsidiary Guarantors, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of (i) up to $1,000,000,000 aggregate principal amount of the Company’s 7.000% Senior Notes due 2019 (the “New 2019 Notes”) to be offered in exchange for a like principal amount of the Company’s issued and outstanding unregistered 7.000% Senior Notes due 2019 (the “Old 2019 Notes”); (ii) up to $1,000,000,000 aggregate principal amount of the Company’s 7.250% Senior Notes due 2021 (together with the New 2019 Notes, the “Exchange Notes”) to be offered in exchange for a like principal amount of the Company’s issued and outstanding unregistered 7.250% Senior Notes due 2021 (together with the Old 2019 Notes, the “Original Notes”); and (iii) the related guarantees of the Exchange Notes by the Subsidiary Guarantors (the “Guarantees”).

The Exchange Notes are proposed to be issued in accordance with the terms of the Indenture, dated as of June 14, 2011 (as supplemented, the “Indenture”), by and among the Company, certain of the Subsidiary Guarantors party thereto and UMB Bank National Association, as trustee (the “Trustee”), as supplemented by (i) the First Supplemental Indenture, dated as of July 5, 2011, by and among the Company, certain of the Subsidiary Guarantors party thereto and the Trustee (the “First Supplemental Indenture”) and (ii) the Second Supplemental Indenture, dated as of October 7, 2011, by and among the Company, the Subsidiary Guarantors party thereto and the Trustee (together with the First Supplemental Indenture, the “Supplemental Indentures”).  Pursuant to Article X of the Indenture, as supplemented, the Designated Subsidiary Guarantors agreed to guarantee the obligations of the Company under the Indenture and the Original Notes, as well as any 2019 notes and any 2021 notes issued in exchange for the Original Notes.

In connection with rendering the opinions set forth below, we have examined the (i) Registration Statement, including the prospectus forming a part thereof (the “Prospectus”) and the exhibits filed therewith; (ii) the Indenture; (iii) the Original Notes; (iv) the Supplemental Indentures; (v) the Exchange Notes; (vi) the respective Certificates of Incorporation of the Designated Subsidiary Guarantors; (vii) the respective bylaws of the Designated Subsidiary Guarantors; (viii) resolutions adopted by the respective boards of directors of the Designated Subsidiary Guarantors; (ix) the respective secretary’s certificates of the Designated Subsidiary Guarantors; and (x) certificates of existence for each of Coal-Mac, Bronco, Hawthorne, Juliana, King Knob, Melrose, Mountain Gem, Patriot, Vindex and Wolf Run, and a certificate of good standing of White Wolf.  We have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and of officers of the Designated Subsidiary Guarantors.  We have not independently established any of the facts so relied on.

For the purposes of this opinion letter, we further have made the assumptions that (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures on each such document are genuine.  We also have assumed for purposes of this opinion letter the legal capacity of natural persons and that each party to the documents we have examined or relied on (other than the Designated Subsidiary Guarantors) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against it.  We have not verified any of the foregoing assumptions.

The opinions expressed in this opinion letter are limited to the laws of the Commonwealth of Kentucky (insofar as the opinions relate to Coal-Mac), the laws of the Commonwealth of Virginia (in so far as the opinions relate to White Wolf), and the laws of the State of West Virginia (insofar as the opinions relate to Bronco, Hawthorne, Juliana, King Knob, Melrose, Mountain Gem, Patriot, Vindex, and Wolf Run), including the applicable provisions of the Kentucky, Virginia and West Virginia Constitutions, respectively, and reported judicial decisions interpreting those laws.  We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of federal law, the laws of any states other than Kentucky, Virginia or West Virginia or the laws of any county, municipality or other political subdivision or local governmental agency or authority.

Based on and subject to the foregoing and to the additional qualifications and other matters set forth below, it is our opinion that:

1.             Coal-Mac is validly existing as a corporation under the laws of the Commonwealth of Kentucky; White Wolf is validly existing and in good standing as a corporation under the laws of the Commonwealth of Virginia; and Bronco, Hawthorne, Juliana, King Knob, Melrose, Mountain Gem, Patriot, Vindex, and Wolf Run are validly existing as corporations under the laws of the State of West Virginia.

2.             The Designated Subsidiary Guarantors have the requisite corporate power and authority to guarantee the Exchange Notes pursuant to the Indenture, as supplemented.

3.             Each of the Guarantees issued by the Designated Subsidiary Guarantors in accordance with the Indenture and the Supplemental Indentures has been duly authorized by all requisite corporate action by each of the Designated Subsidiary Guarantors.

4.             The Guarantees issued by each of the Designated Subsidiary Guarantors in accordance with the Indenture and the Supplemental Indentures do not violate any provision of the organizational documents which we have reviewed of the respective Designated Subsidiary Guarantors or the applicable law of the Commonwealth of Kentucky, in the case of Coal-Mac, the Commonwealth of Virginia, in the case of White Wolf, or the State of West Virginia, in the case of Bronco, Hawthorne, Juliana, King Knob, Melrose, Mountain Gem, Patriot, Vindex and Wolf Run.

5.             No governmental approval by any governmental authority of the Commonwealth of Kentucky, the Commonwealth of Virginia or the State of West Virginia is required to authorize, or is required for, the issuance of the Guarantees to which the Designated Subsidiary Guarantors are parties.

6.             When (a) the Company’s outstanding Original Notes have been exchanged in the manner described in the Registration Statement, (b) the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture, as supplemented by the Supplemental Indentures, and (c) all applicable provisions of “blue sky” laws have been complied with, the Guarantees to which the Designated Subsidiary Guarantors are parties will be validly issued.

The opinion expressed in numbered paragraph 1 above with respect to the existence of each of the Designated Subsidiary Guarantors (excluding White Wolf) and with respect to the good standing of White Wolf is based solely on the certificates of existence obtained from the West Virginia Secretary of State and the Kentucky Secretary of State and the certificate of good standing from the Virginia State Corporation Commission as of the date of the applicable certificate for a particular Designated Subsidiary Guarantor.

Although attorneys in our firm are licensed to practice law in a variety of jurisdictions, only those admitted to the bars in the Commonwealth of Kentucky, the Commonwealth of Virginia and the State of West Virginia have been involved in the issuance of this opinion, and we express no opinion as to the laws of any jurisdiction other than the Commonwealth of Kentucky, the Commonwealth of Virginia and the State of West Virginia.  The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

The foregoing opinions are rendered as of the date hereof, and we have not undertaken to supplement this opinion with respect to factual matters or changes in law which may hereafter occur.  The opinions expressed in this letter are provided as legal opinions only and not as guaranties or warranties of the matters discussed herein.  Subject to the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, K&L Gates LLP may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of rendering its opinion letter to the Company, as filed with the Commission as Exhibit 5.1 to the Registration Statement.

The limitations inherent in the role of special local counsel are such that we cannot and have not independently verified and are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of the information included in the Registration Statement, the exhibits filed therewith or the Prospectus and, except for the opinions contained herein and as specifically provided below, we have not participated in the preparation of any material in connection with the filing by the Company and the Guarantors with the Commission of the Registration Statement or the Prospectus with respect to the registration of the Exchange Notes and assume no responsibility for the contents of any such material.

We hereby consent to the reference to Jackson Kelly PLLC under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement.

Yours truly,

/s/ Jackson Kelly PLLC

JACKSON KELLY PLLC